Exhibit 10.6

FOREST CITY ENTERPRISES, INC.

PERFORMANCE SHARES AGREEMENT

WHEREAS, [GRANTEE NAME] (the “Grantee”) is an employee of Forest City Enterprises, Inc. (the “Company”) or one of its Subsidiaries; and

WHEREAS, the grant of Performance Shares was authorized by a resolution of the Compensation Committee (the “Committee”) of the Board of Directors of the Company that was duly adopted on June 18, 2008 (the “Date of Grant”), and the execution of a Performance Shares Agreement substantially in the form hereof (this “Agreement”) to evidence such grant was authorized by a resolution of the Committee that was duly adopted on the Date of Grant; and

WHEREAS, on the Date of Grant the Committee also approved a Statement of Performance Goals (the “Statement of Performance Goals”) setting forth the goals required to be achieved in order for the Grantee to earn some or all of the Performance Shares, up to a maximum of 175% of the Target Performance Shares (as defined below); and

WHEREAS, the Grantee has been assigned to Tier      for purposes of this grant (the “Grant Tier”) as set forth in the Statement of Performance Goals.

NOW THEREFORE, pursuant to the Company’s 1994 Stock Plan (As Amended and Restated as of June 19, 2008) (the “Plan”) and subject to the terms and conditions thereof and the terms and conditions hereinafter set forth, the Company hereby confirms to Grantee, effective as of the Date of Grant, but subject to Shareholder Approval (as defined below), the grant of      Performance Shares (the “Target Performance Shares”).

NOW, THEREFORE, the Company and the Grantee hereby agree as follows:

1. Definitions.

All terms used herein with initial capital letters that are defined in the Plan shall have the meanings assigned to them in the Plan, and the following additional terms, when used herein with initial capital letters, shall have the following meanings:

(a) “Disability” means disability as defined under the Company’s Long Term Disability Plan, as amended from time to time.

(b) “Management Objectives” means the threshold, target and maximum “Corporate EBDT per Share,” “Corporate Total Return,” and “Business Unit Total Return” goals established by the Committee for the Grantee for the Performance Period covered by this Agreement as set forth in the Statement of Performance Goals. Each Management Objective applicable to the Grantee shall be evaluated separately, with the total number of Performance Shares to be earned by the Grantee to be determined using the schedules for the Corporate EBDT per Share goal and the applicable Total Return goals set forth on the Statement of Performance Goals.

(c) “Performance Period” means the period of three-years and nine months commencing on May 1, 2008 and ending on January 31, 2012.

(d) “Shareholder Approval” means the approval of the Plan by the requisite vote of the holders of the Shares.

2. Earn-Out of Performance Shares.

(a) Grantee shall be entitled to receive payment with respect to the Target Performance Shares:

(i) Subject to Section 3 hereof, only if Grantee remains in the continuous employ of the Company or a Subsidiary during the entire Performance Period;

(ii) On the basis of the Grantee’s Grant Tier without regard to any changes in the Grantee’s position with the Company or a Subsidiary (e.g., a promotion or demotion) during the Performance Period; and

(iii) Based on the actual performance of the Company and/or the Grantee’s business unit during the Performance Period measured against the goals relating to the Management Objectives set forth on the Statement of Performance Goals.

(b) In no event shall the Grantee earn (i) more than 175% of the Target Performance Shares or (ii) any Target Performance Shares if the actual results achieved fall below the threshold level with respect to all of the Management Objectives established for the Grantee for the Performance Period.

(c) Any fraction of a Performance Share resulting from the calculations required in connection with this Agreement shall be rounded down to the nearest full Share.

(d) Following the Performance Period, the Committee shall determine whether and to what extent the goals relating to the Management Objectives have been satisfied for the Performance Period and shall determine the number of Performance Shares that shall have become earned hereunder.

3. Pro Rata Earning of Performance Shares on Retirement, Death or Disability. Notwithstanding Section 2 hereof and subject to the final sentence of this Section 3 and the payment provisions of Section 5 hereof, Grantee shall be entitled to receive payment of a prorated portion of the Performance Shares earned during the Performance Period (based on actual performance during the Performance Period measured against the goals relating to the Management Objectives as set forth in the Statement of Performance Goals) if the Grantee ceases to be an employee of the Company or any Subsidiary prior to the last day of the Performance Period due to the Grantee’s Retirement, death or Disability prior to the end of the Performance Period, but after May 1, 2009. Subject to the final sentence of this Section 3, such payment shall be made after the end of the Performance Period based on the number of whole months that Grantee was employed by the Company or any Subsidiary during the Performance Period. Notwithstanding the foregoing, the Committee may, in its discretion, adjust the amount determined pursuant to the preceding provisions of this Section 3 and pay such adjusted amount to the Grantee, provided that the Committee may not make any adjustments that would result (i) in the loss of an otherwise available exemption with respect to the Performance Shares under Section 162(m) of the Internal Revenue Code of 1986, as amended, or (ii) the payment of Performance Shares to the Grantee in the event that the actual performance during the Performance Period measured against the goals relating to the Management Objectives that apply to the Grantee does not attain at least the threshold levels set forth in the Statement of Performance Goals.

4. Forfeiture of Award. Except to the extent Grantee has earned the right to receive payment for Performance Shares pursuant to Section 2 or 3 hereof, Grantee’s right to receive payment shall be forfeited automatically and without further notice on the date that Grantee ceases to be an employee of the Company or a Subsidiary prior to the last day of the Performance Period.

5. Payment of Performance Shares. Performance Shares earned as provided in Section 2 or 3 hereof shall be paid to Grantee or his or her executor or administrator, as the case may be, in Shares no more than two and one-half months after the later of (i) the end of the Performance Period or (ii) the end of the calendar year in which the end of the Performance Period occurs.

6. Transferability. Grantee’s right to receive any Performance Shares shall not be transferable nor assignable by Grantee other than by will or by the laws of descent and distribution.

7. Right to Terminate Employment. Nothing contained in this Agreement shall confer upon Grantee any right with respect to continuance of employment by the Company or any Subsidiary, nor limit or affect in any manner the right of the Company or any Subsidiary to terminate the employment or adjust the compensation of Grantee.

8. Taxes and Withholding. To the extent that the Company is required to withhold any federal, state, local or foreign taxes in connection with the payment of any Performance Shares, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the payment of any Performance Shares that the Grantee shall pay such taxes. The Grantee may elect that all or any part of such withholding requirement be satisfied by retention by the Company of a portion of such Shares. If such election is made, the shares so retained shall be credited against the minimum withholding requirement at the Market Value Per Share on the date of such delivery.

9. Payment of Dividends. No dividends shall be accrued or earned with respect to any Performance Shares until such Performance Shares are earned and paid to the Grantee as provided in this Agreement.

10. Adjustments. The Committee shall make or provide for such adjustments in the numbers of Performance Shares granted under this Agreement and in the kind of shares to be paid hereunder, as the Committee, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Grantee that otherwise would result from (i) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (ii) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (iii) any other corporate transaction or event having an effect similar to any of the foregoing. With respect to each adjustment contemplated by the foregoing sentence, no such adjustment shall be made to the extent that such adjustment would cause an award to violate the provisions of Section 409A of the Code. Moreover, in the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding awards under the Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code.

11. Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Grantee. This Agreement and the Plan shall be administered in a manner consistent with this intent. Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

12. Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, that notwithstanding any other provision of this Agreement, no Performance Shares shall be paid if the payment thereof would result in a violation of any such law.

13. Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of Grantee under this Agreement without Grantee’s consent (provided, however, that the Grantee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code).

14. Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

15. Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan. The Compensation Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with the grant of Performance Shares.

16. Successors and Assigns. Without limiting Section 6 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Grantee, and the successors and assigns of the Company.

17. Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the internal substantive laws of the State of Ohio, without giving effect to the principles of conflict of laws thereof.

18. Notices. Any notice to the Company provided for herein shall be in writing to the Company and any notice to Grantee shall be addressed to Grantee at his or her address on file with the Company. Except as otherwise provided herein, any written notice shall be deemed to be duly given if and when delivered personally or deposited in the United States mail, first class certified or registered mail, postage and fees prepaid, return receipt requested, and addressed as aforesaid. Any party may change the address to which notices are to be given hereunder by written notice to the other party as herein specified (provided that for this purpose any mailed notice shall be deemed given on the third business day following deposit of the same in the United States mail).

19. Requirement of Shareholder Approval. All of the Performance Shares covered hereby shall be forfeited and this Agreement shall be null and of no effect if Shareholder Approval has not been obtained prior to December 31, 2008.

The undersigned Grantee hereby accepts the award of Performance Shares granted pursuant to this Agreement, subject to the terms and conditions of the Plan and the terms and conditions set forth herein.

_
[Grantee Name]

Date:

Executed in the name and on behalf of the Company at Cleveland, Ohio as of the        day of                 , 2008.

FOREST CITY ENTERPRISES, INC.

By:
Name:
Title: